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                                                                    EXHIBIT 99.1


Fred Hoar                                       Bob L. Corey, CFO
Miller/Shandwick Technologies                   SyQuest Technology
(650) 596-5800                                  (5100 226-4000
fhoar@miller.shandwick.com                      bob.corey@syquest.com
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For Immediate Release


     SYQUEST RECEIVES $30 MILLION IN PROCEEDS FROM EXERCISE
     OF COMMON STOCK WARRANTS

     Funds Will be Used For Working Capital and Expansion of
     SparQ Manufacturing Capacity to Meet Market Demand

     FREMONT, Calif., April 9, 1998 - SyQuest Technology, Inc. (NASDAQ:SYQT), A leading manufacturer of removable cartridge hard drives, said today it has received $30 million in total proceeds from the exercise of existing common stock warrants representing approximately $12 million shares.

     The company said this exercise reduces the number of current outstanding warrants by approximately 18 percent. As of March 31, 1998, the number of outstanding warrants represents nearly 53 million shares. Upon the exercise of these warrants, the Company has approximately 81 million common shares issued and outstanding. Approximately 4.7 million additional shares of common stock were issued at par value as an incentive to exercise the warrants. Details of these transactions were disclosed in the Report on Form 8K filed by the Company, dated March 25, 1998.

     SyQuest said it will use the proceeds from the warrant exercise for working capital and to fund the expansion of existing manufacturing capacity to support market demand for the company's new one-gigabyte SparQ drive.

     Based in Fremont, Calif., SyQuest Technology, Inc. has shipped more than 17 million cartridges that people use to expand their ideas and creations. SyQuest
(SYQT) is publicly traded on NASDAQ's National Market System. Visit the company's Web site at http://www.syquest.com.

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    This news release contains forward-looking statements that involve risks and uncertainties, including competition in the marketplace for the company's products, and other risks detailed from time to time in the SEC reports filed by SyQuest including its most recent reports on Forms 8K, 10K and 10Q.

    SyQuest is a registered trademark and the SyQuest logo and SparQ are trademarks of SyQuest Technology, Inc. All other brands and trade names are the property of their respective companies.